Exhibit 4.38

ADDENDUM TO THE JOINT VENTURE

AGREEMENT

between

ANGLOGOLD ASHANTI LIMITED

and

RANDGOLD RESOURCES LIMITED

TABLE OF CONTENTS

1.	PARTIES	1
2.	INTERPRETATION	1
3.	INTRODUCTION	2
4.	APPLICABILITY OF THE AGREEMENT	2
5.	AMENDMENTS TO THE AGREEMENT	3
6.	DOMICILIUM	3

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ADDENDUM TO THE JOINT VENTURE AGREEMENT

1.	PARTIES
1.1	ANGLOGOLD ASHANTI LIMITED
1.2	RANDGOLD RESOURCES LIMITED

2.	INTERPRETATION
2.1

Save for those referred to in clause 2.2 below, the definitions contained in clause 2 of the Joint Venture Agreement (“the Agreement”) signed by AngloGold and RRL on 29 May 2000 shall apply mutatis mutandis to this Addendum.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“AngloGold”	AngloGold Ashanti Limited, a company duly registered and incorporated in terms of the company laws of the Republic of South Africa, previously known as AngloGold Limited
“Commencement Date”	irrespective of the Signature Date, 15 February 2008, or such later date as the Parties may agree in writing
“MI”	Mining Investments (Jersey) Limited, a company duly registered and incorporated in terms of the company laws of Jersey, the Channel Islands

“the Operator Agreement”	the Operator Agreement entered into between Morila and Anser on or about 29 May 2000, as read with the addendum thereto to be entered into simultaneously herewith by AngloGold, Morila, Anser and MI
“the Parties”	collectively, AngloGold and RRL
“Signature Date”	the date of last signature of this Addendum
2.3	Clauses 2.3 to 2.7 of the Agreement shall apply mutatis mutandis to this Addendum.

3.	INTRODUCTION
3.1

An addendum to the Operator Agreement is to be entered into simultaneously herewith between AngloGold, Morila, Anser and MI, in terms whereof Anser’s appointment as operator of the Mine is terminated, and MI is appointed as the new operator of the Mine.

3.2	As a result thereof, certain provisions of the Agreement fall to be amended.
3.3	The Parties wish to record these amended provisions in writing.

4.	APPLICABILITY OF THE AGREEMENT

The clauses of the Agreement which are not amended by this Addendum shall continue to operate as between the Parties as intended in the Agreement.

5.	AMENDMENTS TO THE AGREEMENT

5.1	Clause 6.3 of the Agreement shall read:

“The chairman of the Company Board shall be appointed by RRL.”

5.2	Clause 8.4 of the Agreement shall read:

“The chairman of the Morila Board shall be appointed by RRL.”

5.3	Clause 16 of the Agreement shall be amended to the effect that all references therein to Anser shall be deemed to be references to MI.

6.	DOMICILIUM
6.1	The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

6.1.1	AngloGold	76 Jeppe Street
Newtown
Johannesburg
Republic of South Africa
Telefax nr: +27 11 637-6108
For the attention of the Company Secretary

6.1.2	RRL	La Motte Chambers
St Helier
Jersey
Channel Islands
Telefax nr: +44 1534 735 444
For the attention of the Company Secretary
6.2	Clauses 26.2 to 26.5 of the Agreement shall apply mutatis mutandis to this Addendum.

THUS DONE and SIGNED at Johannesberg on this the 22 day of March 2008.

For: ANGOGOLD ASHANTI LIMITED
by
/s/	S. Venkatarrishnan
Duly authorised

THUS DONE and SIGNED at Morila on this the 21 day of April 2008.

For: RANDGOLD RESOURCES LIMITED
by
/s/	D. M. Bristow
Duly authorised